CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-8 of our report dated February 20, 2012, relating to NovaCopper Inc.’s consolidated balance sheets as at November 30, 2011 and 2010 and the consolidated statements of loss, comprehensive loss and deficit, consolidated statements of changes in shareholder’s equity and consolidated statements of cash flows for the years ended November 30, 2011 and 2010.

We also consent to the incorporation by reference in NovaCopper Inc.’s Registration Statement on Form S-8 of our report dated December 2, 2011, on the carve out balance sheets of the Ambler Project of NovaGold Resources Inc. as at November 30, 2010 and 2009, and the carve out statements of loss, comprehensive loss and deficit and cash flows for each of the years in the three year period ended November 30, 2010.

Chartered Accountants
Vancouver, British Columbia
April 27, 2012

PricewaterhouseCoopers LLP, Chartered Accountants
PricewaterhouseCoopers Place, 250 Howe Street, Suite 700, Vancouver, British Columbia, Canada V6C 3S7
T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership, which is a member firm of PricewaterhouseCoopers International Limited, each member firm of which is a separate legal entity.